                                                                   EXHIBIT 10.S


                               TABLE OF CONTENTS
                                       TO
                              PRODUCT DEVELOPMENT
                     AND ADMINISTRATIVE SERVICES AGREEMENT



ARTICLE             TITLE                                    PAGE
-------             -----                                    ----
  1            PRODUCT DEVELOPMENT                           1

  2            SERVICES                                      4

  3            COMPUTER SYSTEM AND PROPRIETARY RIGHTS        7

  4            CONFIDENTIALITY AND AUDIT RIGHTS              8

  5            RECORDS AND DATA MAINTENANCE                  10

  6            ALLMERICA FINANCIAL'S OBLIGATIONS             11

  7            CANADA LIFE'S OBLIGATIONS                     13

  8            ACCEPTANCE TESTING                            14

  9            ADDITIONAL REPRESENTATIONS AND WARRANTIES     15

  10           INDEMNITIES AND LIABILITY                     15

  11           TERM AND TERMINATION                          18

  12           MISCELLANEOUS                                 20

                              PRODUCT DEVELOPMENT
                                      AND
                        ADMINISTRATIVE SERVICES AGREEMENT


AGREEMENT, effective this ___ day of _________, 2000 (the "Effective Date"), by and between First Allmerica Financial Life Insurance Company ("Allmerica Financial"), a life insurance company organized and existing under the laws of the Commonwealth of Massachusetts, with a principal place of business at 440 Lincoln Street, Worcester, Massachusetts 01653 and Canada Life Insurance Company of America ("Canada Life"), a life insurance company organized and existing under the laws of the State of Michigan, with a principal place of business at 6201 Powers Ferry Road, NW, Atlanta, GA 30339.


                                   RECITALS:

WHEREAS, Allmerica Financial, directly and through its affiliate, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), has developed and is marketing various variable universal life insurance policy forms; and

WHEREAS, through such development and marketing efforts Allmerica Financial has acquired significant expertise in developing, designing and servicing variable universal life insurance products; and

WHEREAS, through such development and marketing efforts Allmerica Financial has also acquired significant expertise in obtaining necessary state regulatory approvals for the sale of variable universal life insurance policies; and

WHEREAS, Canada Life and Allmerica Financial have agreed that Allmerica Financial shall provide assistance to Canada Life in developing and bringing to market a flexible premium variable universal life insurance policy (the "Policy", collectively the "Policies") and certain related forms, as described herein; and

WHEREAS, Canada Life and Allmerica Financial have also agreed that Allmerica Financial shall contract with Canada Life to provide, on behalf of Canada Life, Policy underwriting, claims, and other administrative services;

NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                              PRODUCT DEVELOPMENT


1.01 Development of Policy Forms. Prior to the Effective Date of this Agreement, Canada Life, with the assistance of Allmerica Financial, drafted the standard Policy, Policy applications and Policy riders, which are referred to herein collectively as the "Policy Forms". Such

                 Policy Forms are based on the AFLIAC Policy Forms listed on
                 Schedule 1.01 hereto. Canada Life acknowledges that it approved the final drafts of the standard Policy Forms prior to the Effective Date of this Agreement.

                 When required, Allmerica Financial shall appropriately modify the standard Policy Forms for each jurisdiction in which the Policy Forms will be offered for sale. Such modifications shall represent Allmerica Financial's best judgment as to what changes to the Policy Forms will be necessary in order to secure insurance department approval. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed by Canada Life that Allmerica Financial makes no representation that the Policy Forms will be approved for sale by any particular jurisdiction.

1.02 Policy Form Filings and Submission Dates. All insurance department filings will be made by Allmerica Financial on behalf of Canada Life. It is the intent of the parties that the Policy Forms will be filed in ____ jurisdictions. Such jurisdictions are listed on Schedule 1.02. Canada Life understands and agrees that Canada Life will be responsible for all insurance department filing fees, although such fees will be advanced by Allmerica Financial. Canada Life agrees to reimburse Allmerica Financial for the amount of any advanced filing fees within 30 days of receipt of a written request for reimbursement. Canada Life understands and agrees that late payments of such reimbursements shall be assessed a late payment charge at the rate of 12% per annum.

                 Allmerica Financial acknowledges that prior to the Effective Date of this Agreement that Canada Life delivered to Allmerica Financial the following:

                          (i)     The standard Policy Forms in final print,

                          (ii)    The Policy Actuarial Memorandum,

                          (iii)   A draft Policy prospectus, and

                          (iv) Any other information deemed necessary by Allmerica Financial for the filing of the Policy Forms which is not to be prepared by Allmerica Financial.

                 Allmerica Financial agrees that prior to the Effective Date of this Agreement that it will have submitted the Policy Forms to the ___ jurisdictions listed on Part A of Schedule 1.02 where Canada Life is licensed to sell variable life insurance products. Allmerica Financial agrees to submit the Policy Forms to each of the remaining ___ jurisdictions listed on Part B of Schedule 1.02 within 10 business days following the later of (i) the date it is notified in writing by Canada Life that Canada Life has received a license to sell variable life insurance products in the jurisdiction and (ii) the date that Canada Life has furnished Allmerica Financial with all documentation and other materials which Allmerica Financial deems necessary for it to finalize the Policy Form submission.

1.03 Development and Filing of Policy Prospectus and Registration Statement; Separate Account State Regulatory Approvals. The parties understand and agree that the Policy Prospectus and 1940 Act Registration Statement development, printing and filing with the SEC will be the responsibility of Canada Life, which will also be responsible for all SEC filing fees. Further, the parties understand and agree that Canada Life is responsible for obtaining any necessary state regulatory approvals of the separate account or accounts that will be offered as funding choices under the Policy.

1.04 State Submission Follow-Up Assistance. After filing the insurance department Policy Form submissions contemplated by this Agreement, Allmerica Financial shall provide all necessary follow-up to insurance department correspondence in a prompt manner in order to secure insurance department approvals on behalf of Canada Life. However, Allmerica Financial makes no representation that Policy Form approvals will be obtained from all jurisdictions. Allmerica Financial understands and agrees that Canada Life must approve all material changes to Policy Forms requested or required by insurance departments.

                 Allmerica Financial agrees to provide Canada Life weekly written status reports of the approval status of each state filing.

1.05 Product Development Compensation. For the product development services described in this Agreement, Canada Life agrees to pay Allmerica Financial for assistance in developing and bringing to market the Policy Forms.

                 The fee shall be paid to Allmerica Financial, as follows:

                 (i)         was paid by Canada Life during December, 1999.
                          Allmerica Financial acknowledges receipt of such payment; and

                 (ii) the remainder, ____, shall be paid by Canada Life within 30 days following the date of issuance of the first Policy.

                 Allmerica Financial and Canada Life each understand and agree that the aggregate fee set forth herein is based upon specifications contained in a Financial Proposal prepared by Allmerica Financial dated September 10, 1999. If such Proposal is modified, the parties understand and agree that the fee shall be appropriately adjusted upward or downward.

1.06 Ownership of Policy Forms. Allmerica Financial hereby transfers all of its right, title and interest in the Policy Forms, including the actuarial basis for the Policy Forms to Canada Life.

1.07 New Products, Product Enhancements, etc. At any time and from time to time while this Agreement remains in force, Canada Life may request that Allmerica Financial enhance, modify or otherwise change the Policy Forms ("Product Changes") or develop new variable life insurance products ("New Products"), including New Products to be developed for sale in the State of New York. After receipt of any such request Allmerica Financial agrees to negotiate in good faith with Canada Life the terms and conditions (including compensation and delivery time frames) under which Allmerica Financial shall develop and, if so requested, file with the various insurance departments the requested Product Changes or New Products.


                                   ARTICLE 2
                                   SERVICES


2.01 In General. During the term of this Agreement, Allmerica Financial shall provide Canada Life the Policy underwriting, issue, servicing, claims, computer system and other Policy administrative services described in detail in Schedule 2.01A,
                 Section 2.02, Section 2.03 and in Article 3 (collectively, the "Policy Services") in support of the Policies, subject to the terms and conditions set forth in this Agreement. The performance of Policy Services shall occur in three (3) phases described as follows, in accordance with the schedule of events set forth in Schedule 2.01B hereto. Throughout each such phase, the parties agree to discharge their respective obligations as further specified herein. The phases shall consist of:

                (a) The Implementation Phase. This phase will consist of the recruitment and hiring by Allmerica Financial of any additional personnel deemed necessary by Allmerica Financial to perform its Policy Services obligations hereunder, personnel training and the installation (including any necessary modifications) by Allmerica Financial of the Computer System (as defined in Section 3.01(a)) necessary for Allmerica Financial to perform Policy Services, Computer System testing, business workflow testing, financial control and compliance testing and Allmerica Financial/Canada Life systems interface testing and implementation and delivery of the Computer System, as described in Articles 3 and 8.

                (b) The Operational Phase. This phase will consist of Allmerica's performance of Policy Services utilizing the accepted Computer System. all Policy Services to be accomplished in accordance with the Service Standards listed on Schedule 2.01C hereto. Whenever the parties have not agreed to a Service Standard for a particular Policy Service, Allmerica Financial agrees that the Service shall be performed utilizing the same service standard as is then applicable to its own variable life insurance business.

                     If at any time Allmerica Financial's performance of a Policy Service does not meet the applicable Service Standard listed on Schedule 2.01C or described in the preceding paragraph, Allmerica Financial shall use its best efforts to take necessary curative actions to bring its performance into compliance within thirty (30) days of Canada Life giving Allmerica Financial written notice of its non-compliance. Provided, however, that if the non-compliance occurs as a result of an unanticipated event, such as an unanticipated increase in new Policy sales above the projections set forth below or an unanticipated level of Policy Service activity, the parties understand and agree that even with Allmerica's best efforts, it may not be possible to cure the problem within such thirty (30) day period.

                      Notwithstanding anything on this Agreement to the contrary, Canada Life and Allmerica Financial each understand and agree that Allmerica Financial shall have the unilateral right, at any time and from time to time upon at least thirty days' written notice to Canada Life, to modify the Service time frames and Service Standards listed on Schedule 2.01C. Provided, however, Allmerica Financial agrees that at no time shall the Service time frames or the Service Standards for the Policy Services described in this Agreement be less rigorous than the service time frames or the service standards that are then applicable to the servicing of Allmerica Financial's own variable life insurance business.

                 (c) The Conversion Phase. Upon termination of this Agreement for any reason (including a default by either party), Allmerica Financial and Canada Life shall promptly return all Property (as defined in Section 3.01(b)) held by the other party, including, but not limited to, data, records, files, materials and supplies and computer software. A cooperative conversion work plan and program will be developed by Allmerica Financial and Canada Life to accomplish the transfer of records and other Property. Each party will work in good faith to effect the conversion and minimize the cost of business interruption resulting from the conversion. If and to the extent requested by Canada Life, during the Conversion Phase Allmerica Financial agrees to continue to provide Policy Services in accordance with the Service Standards listed on Schedule 2.01C hereto. If Policy Services are being provided during the Conversion Phase, Canada Life's rights under the Agreement to receive such Services and Allmerica Financial's obligations under the Agreement to provide such Services shall continue and remain in effect on the same basis and to the same extent as such rights and obligations existed under the Agreement prior to its termination. If Allmerica Financial continues to provide Policy Services during the Conversion Phase, Canada Life understands and agrees that it will continue to compensate Allmerica Financial for such Services as provided in
                      Section 2.04 hereto, even if the Agreement is being terminated by Canada Life for cause in accordance with Sections 11.03 or 11.05 hereof.

                      All expenses incurred by Canada Life as a result of termination of this Agreement, including expenses incurred in connection with the return of Canada Life's Property, shall be borne by Canada Life.

                     Upon completion of the Conversion Phase, each party shall certify to the other that all records and other Property has been returned to its owner.

       2.02 Policy Underwriting. All Policy underwriting services shall be performed by Allmerica Financial on behalf of Canada Life. Policies shall be underwritten based upon Canada Life's underwriting criteria, requirements and standards ("Underwriting Standards"). Canada Life's Underwriting Standards relating to the Policies must be satisfactory to Allmerica Financial, and cannot be changed without Allmerica Financial's written consent, which consent shall not be unreasonably withheld. Copies of Canada Life's underwriting manuals and other relevant materials necessary for Allmerica Financial to perform its Policy underwriting obligations hereunder shall be furnished to Allmerica Financial at Canada Life's expense. Canada Life underwriting personnel (to be specified by Canada Life) shall be made available at Canada Life's expense to answer any questions that might arise from Allmerica Financial's underwriters relating to Canada Life's Underwriting Standards. Vendors used for medical underwriting services must be acceptable to both parties. The costs of medical underwriting shall be paid by Canada Life.

               In addition to the foregoing, in the case of a proposed underwriting declination, which declination is not clearly a medical decline described in Canada Life's underwriting manual, Allmerica Financial shall communicate the proposed declination to appropriate Canada Life personnel who must agree with and approve the proposed declination before the underwriting decision is finalized. Allmerica Financial will communicate appropriate details of any proposed declination in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) days of the transmission, Allmerica Financial shall have the right to proceed on the basis that Canada Life is in agreement with the decision to decline the risk.

       2.03 Policy Claims. All Policy claims processing services shall be performed by Allmerica Financial on behalf of Canada Life. All Policy claims shall be investigated, processed and paid in accordance with Canada Life's claims processing rules and requirements. Copies of Canada Life's claims manuals and other relevant materials necessary for Allmerica Financial to perform its Policy claims investigation, processing and payment obligations hereunder shall be furnished to Allmerica Financial at Canada Life's expense. Canada Life claims personnel (to be specified by Canada Life) shall be made available at Canada Life's expense to answer any questions that might arise from Allmerica Financial's claims personnel relating to the investigation, processing or payment of Policy claims.

               In addition of the foregoing, in the case of a decision by Allmerica Financial that a Policy claim should be denied, Allmerica Financial shall communicate its proposed action to appropriate Canada Life personnel who must agree with and approve the proposed claim denial before the claims decision is finalized. Allmerica Financial will communicate appropriate details of any proposed Policy claim denial in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) days of the transmission, Allmerica Financial shall have the right to proceed on the basis that Canada Life is in agreement with the decision to deny the claim.

2.04 Compensation and Reimbursement for Policy Services. For the Policy Services described in this Agreement, while this Agreement remains in force Canada Life agrees to pay Allmerica the following amounts:
     Compensation and reimbursements described in this Section 2.04 shall be payable to Allmerica Financial on such basis and at such time or times as shall be mutually agreeable to the parties. Provided, however, that in no event shall compensation and reimbursements payable for a calendar month be paid later than ten business days from the date of receipt by Canada Life of Allmerica Financial's bill for the month. Canada Life understands and agrees that late payments shall be assessed a late payment charge at the rate of 12% per annum.

                       ARTICLE 3

          COMPUTER SYSTEM AND PROPRIETARY RIGHTS

3.01 Definitions. As used in this Agreement, the following terms shall have the following meanings.

     (a) "Administrative Computer System" or "Computer System" shall refer to all computer systems and related materials used by Allmerica Financial to administer the Policies, including Allmerica Financial proprietary software, third party licensed software and the LifeCAD MP policy administration system, which system is the property of NaviSys.

          Allmerica Financial's proprietary software and the third party software used to administer the Policies shall be listed on Schedule
          3.01 attached hereto. Such Schedule shall be updated from time to time to reflect the addition or deletion of software used in the administration of the Policies.

     (b) "Property" shall mean all property of either party related to the Policies, including, but not limited to, data records, materials, supplies, computer software, customer records, premium information, underwriting files, customer lists, sales data, policyholder and insured data, data on agents, agencies and distribution systems.

3.02 Policy Administration. Canada Life understands and agrees that Allmerica Financial will initially perform the day-to-day administration of the Policies utilizing the LifeCAD MP policy administration system, which is a proprietary computer system owned and maintained by NaviSys. Canada Life agrees that at any time while this Agreement remains in force, that

     Allmerica Financial may, in its sole discretion, choose to license the LifeCAD MP system or administer the Policies by using any other suitable software of Allmerica's choice.

     In the event Allmerica Financial decides to replace the LifeCAD MP system, Allmerica Financial agrees to test the replacement software to be certain that it will properly perform the Policy Services contemplated by this Agreement.


                                   ARTICLE 4

                        CONFIDENTIALITY AND AUDIT RIGHTS

4.01 Confidentiality. Except as otherwise provided in this Agreement, all information communicated by Canada Life to Allmerica Financial and by Allmerica Financial to Canada Life pursuant to this Agreement shall be and is received in confidence and shall be used only for purposes of this Agreement. No such information shall be disclosed by Allmerica Financial, by Canada Life or by their respective agents or employees without the prior written consent of the non-disclosing party, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the disclosing party. The provisions of this Section
     4.01 shall survive termination or expiration of this Agreement for any reason.

     Allmerica Financial and Canada Life each agree not to disclose to any person, firm or corporation or to utilize or reproduce for their own use any proprietary or confidential information concerning the business or data of the other party which it may have acquired pursuant to or in the course of the performance of its obligations under this Agreement. Proprietary information shall include, but not be limited to, data, marketing information and materials, sales data, customer lists, financial plans, investment strategies, policyholder and insured data, data on agents, agencies and distribution systems. The foregoing notwithstanding, the following shall not be considered proprietary information for purposes of this Agreement: (i) information publicly available or generally known within the life insurance industry; (ii) information obtained from other sources, to the knowledge of Allmerica Financial or Canada Life, as the case may be, not under a duty of confidentiality to Canada Life or Allmerica Financial with respect to such information; and (iii) information that is developed or created independently by either party without breach of this Agreement.

     In addition to the foregoing, Allmerica Financial agrees that during the term of this Agreement and thereafter it shall not, directly or indirectly, or through any third party utilize confidential information obtained pursuant to this Agreement to recruit or attempt to recruit any Canada Life insurance agents, brokers, general agents or other producers.

     In addition to the foregoing, Canada Life agrees that during the term of this Agreement and thereafter it shall not, directly or indirectly, or through any third party utilize confidential information obtained pursuant to this Agreement to recruit or attempt to recruit any Allmerica Financial or AFLIAC insurance agents, brokers, general agents or other producers.


4.02 Audit Rights. Allmerica Financial shall provide reasonable access during normal business hours to any Allmerica Financial location from which Allmerica Financial conducts its business and provides Policy Services to Canada Life pursuant to this Agreement to auditors designated in writing by Canada Life for the purposes of performing audits for Canada Life. Canada Life shall give reasonable advance written notice of an audit and include in that notice the matters which it will audit. Allmerica Financial shall provide the auditors any assistance they may reasonably require. Such auditors shall have the right during normal business hours to audit any business record, activity, procedure or operation of Allmerica Financial that is reasonably related to the provision the Policy Services provided under this Agreement, including the right to interview any Allmerica Financial personnel involved in providing or supporting such Policy Services.

         If Canada Life determines, following an audit, that errors have been made in Allmerica Financial's records, procedures or operations, Allmerica Financial will make prompt correction and forward evidence of such correction to Canada Life. Allmerica Financial will use its best efforts to make all such corrections within thirty (30) business days.



                                   ARTICLE 5

                          RECORDS AND DATA MAINTENANCE


5.01 Maintenance of Allmerica Financial Records. Allmerica Financial records relating to Policies and the Policy Services provided under this Agreement will be maintained at Allmerica Financial's principal administrative office and at other storage facilities used for maintenance of records relating to Allmerica Financial's variable life insurance business. Such records shall be maintained: (i) in the case of records relating to a particular Policy, while the Policy remains in force and for a period of seven (7) years following termination of the Policy and (ii) for all other such records, for the duration of this Agreement and, for any records not transferred to Canada Life after termination of this Agreement, for a period of seven (7) years following such termination.


         Notwithstanding the foregoing, voice recording tapes shall only be maintained for one (1) year from the date of the call.

5.02     Records and Data Management. Allmerica Financial shall:

         (i) maintain all Policy paper-based files provided to Allmerica Financial on behalf of Canada Life, including, but not limited to, Policy applications, transaction documents and authorizations, correspondence, beneficiary designations and all other relevant Policy servicing documents.

         (ii) maintain voice recording tapes for all telephone based service requests;

         (iii) maintain Policy records, including values, options, status and payments;

         (iv) store Canada Life Computer System data under Allmerica Financial's retention schedule, as mutually agreed upon, on magnetic tapes and disc packs when in the possession or custody of Allmerica Financial in accordance with the confidentiality and security safeguards specified in this Agreement;

         (v) maintain all records and files relating to Policies and Policy Services as the Property of Canada Life and promptly return such Property to Canada Life upon termination of this Agreement, as provided in Subsection 2.01(c) hereof;

         (vi) maintain all such records and files in an accessible and useable form; and

         (vii) not destroy any such records and files without the approval of Canada Life and only after 30 days' written notice to Canada Life of the proposed destruction.

5.03 Canada Life's Records. Canada Life's files, records, and documents described in this Agreement and the data contained therein shall be and remain Canada Life's Property and shall be returned to Canada Life promptly upon request or the expiration or termination of this Agreement or, with respect to any particular data files and data, on the earlier date the data files and data are no longer required by Allmerica Financial to provide services to Canada Life pursuant to this Agreement.

         At any time and from time to time, Canada Life may request Allmerica Financial for copies of Canada Life's files, records and documents then in the possession of Allmerica Financial. Unless prohibited by its license agreement with a software vendor, Allmerica Financial shall promptly comply with any such request for copies. Canada Life understands and agrees that any costs or expenses, including personnel costs, incurred by Allmerica Financial in complying with any such requests for copies shall be reimbursed by Canada Life. Any such reimbursement shall be paid by Canada Life within 30 business days of its receipt of a written request for reimbursement.


5.04 Safeguarding Canada Life Data and Records. In order to properly safeguard Canada Life data and records in its possession, Allmerica Financial will establish and maintain full and complete safeguards no less rigorous than those in effect at Allmerica Financial to protect its own confidential data and records against destruction, loss, alteration or unauthorized access.

                                   ARTICLE 6

                       ALLMERICA FINANCIAL'S OBLIGATIONS

6.01 Implementation Duties and Responsibilities. Allmerica Financial shall, in accordance with the time schedules set forth in Article I and in Schedule 2.01B:

       (a) Assist Canada Life in its development of the Policy Forms and perform its additional duties and responsibilities as set forth in
              Article 1.

       (b) Jointly develop with Canada Life the Computer System interfaces to Canada Life's Atlanta Georgia Principal Office. The Allmerica Financial time frames for completion of such interfaces will be negotiated by the parties. Canada Life understands and agrees that, to the extent compatible, Allmerica Financial intends to utilize file formats currently in use in developing such interfaces. Canada Life further understands and agrees that if customized file formats need to be developed for such interfaces, that Canada Life shall reimburse Allmerica Financial for any costs and expenses incurred by Allmerica Financial in developing such customized file formats, including, but not limited to, employee personnel costs.


       (c) Modify and implement the Administrative Computer System as necessary to support the Policy and Policy Services covered by this Agreement. The time frames for Computer System modification and implementation will be negotiated by the parties.

       (d) Develop sales support software to be used with the Policy Forms, as more fully described in Section 6.04.

6.02 Computer System Operation. Upon the successful completion of acceptance testing and the implementation of the Computer System, Allmerica Financial shall provide Canada Life the following Computer System services:

       (a) Process Canada Life business and data in accordance with Schedule 2.01A to achieve the Service Standards called for in Schedule 2.01C.

       (b) Provide all necessary man-hours to install new releases of the Computer System and maintain the Computer System by making routine corrections and by accomplishing ordinary day-to-day changes to the Computer System.

       (c) Store Canada Life data, as provided in clause (iv) of Section 5.02 hereof.

6.03 Computer System Maintenance Changes and Enhancements. Allmerica Financial agrees to perform normal Computer System maintenance at no additional cost to Canada Life. At any time and from time to time while this Agreement remains in force Canada Life may request that Allmerica Financial modify, enhance, make corrections or otherwise make changes to the Computer System ("System Changes") other than changes required as part of Allmerica Financial's responsibility to perform normal Computer System maintenance. After receipt of any such request, Allmerica Financial agrees to negotiate in good faith with Canada Life the terms and conditions (including compensation and delivery time frames) under which Allmerica Financial shall develop and implement any such requested Systems Change.

6.04 Sales Support Software. Allmerica Financial agrees to develop certain sales support software to be used with the Policy Forms. Canada Life understands and agrees that such software shall be substantially similar to the sales support software currently used by Allmerica Financial in its variable life insurance business. Allmerica Financial agrees that such software shall be finalized by Allmerica Financial within a mutually agreeable time frame.

6.05 Acknowledgement and Additional Responsibilities of Allmerica Financial. Allmerica Financial shall have no authority, nor shall it represent itself as having such authority, other than as specifically set forth in this Agreement. Without limiting the generality of the foregoing sentence, Allmerica Financial specifically agrees that it will not do any of the following without the prior written consent of Canada Life:

       (a) Litigation. Institute or prosecute and legal proceedings in connection with any matter pertaining to the Policy Services provided pursuant to this Agreement or Canada Life's business or accept service of process on behalf of Canada Life.

       (b) Alterations. Waive, amend, modify, alter, terminate or change any term, provision or condition stated in any Policy Form or discharge any contract in the name of Canada Life, except as otherwise specifically provided in this Agreement.

       (c) Advice to Policyholders/Prospective Policyholders. Offer tax, legal, or investment advice to any Policyholder or prospective Policyholder of Canada Life under any circumstances, with respect to a Policy or the Policy Services provided pursuant to this Agreement.

6.06 Administrative Services Provided. Allmerica Financial shall perform the administrative services specified in Schedule 2.01A within the time frames and Service Standards specified in Schedule 2.01C.

6.07 Records and Data Maintenance. Allmerica Financial shall provide the records and data maintenance, management and other services described in
       Article 5.


6.08 Personnel. Allmerica Financial shall use its best efforts to ensure that adequate personnel are assigned to perform the services required under this Agreement, to include a Project/Account Manager and the staffing levels needed in order to achieve the Service Standards specified in
       Schedule 2.01C.

                                   ARTICLE 7

                           CANADA LIFE'S OBLIGATIONS

7.01   Canada Life's Duties and Responsibilites. Canada Life shall:

       (a) Develop the Policy Forms, with the assistance of Allmerica Financial and perform its additional duties and responsibilities set forth in Article 1, including, but not limited to, Canada Life's securities law responsibilities outlined in Section 1.03.

       (b) Jointly develop with Allmerica Financial an implementation plan and schedule as set forth in Schedule 2.01B.

       (c) Provide designated Canada Life personnel dedicated to work with Allmerica Financial personnel in the performance of this Agreement and all other reasonable and necessary cooperation and support.

       (d) Provide all the requirements for the operation of the Administrative Computer System at Canada Life's facilities necessary for Computer System interfaces and output.

       (e)    Provide necessary input data for the operation of the Computer
              System.

       (f) Jointly develop with Allmerica Financial the interface specifications for the Computer System and Canada Life systems.

       (g) Assist Allmerica Financial in the development of the sales support software described in Section 6.04.

       (h) Make all necessary payments due under the terms of this Agreement upon receipt of a monthly settlement report, the form of which shall be agreed to by the parties.

                                   ARTICLE 8

                               ACCEPTANCE TESTING

8.01 Contents. Allmerica Financial and Canada Life shall conduct tests of the Computer System. The standard to be used to determine the successful completion for all tests shall be the Computer System's performance of those functions and features which will enable Allmerica Financial to perform those Services described in Schedule 2.01A in accordance with the Service Standards set forth in Schedule 2.01C.

8.02 Usability Testing. Allmerica Financial and Canada Life shall conduct a joint usability test as follows:

       (a) The test will be performed utilizing Allmerica Financial's existing test environment.

       (b) A test sample of Policies and business transactions shall be determined and processed by Allmerica Financial and will be made available to Canada Life for review.

       (c) Allmerica Financial and Canada Life will jointly review the test results to determine completeness, accuracy and performance.

       (d) Canada Life will process all Allmerica Financial generated system interface files to determine successful use by internal Canada Life systems.

       (e) Allmerica Financial and Canada Life will evaluate overall business and system processing flow for capability to meet operational performance standards.

       (f) Allmerica Financial and Canada Life will make all necessary revisions to business and technical systems identified in the usability test.

       (g) In order to satisfy usability testing, the Computer System must process all sample Policies and related transactions to such standards as would be acceptable to Allmerica Financial in the processing of AFLIAC's variable life insurance business. Canada Life and Allmerica Financial must mutually agree that usability testing has been succesfully accomplished.

                                    ARTICLE 9

                   ADDITIONAL REPRESENTATIONS AND WARRANTIES

9.01   Corporate Authority, etc. Allmerica Financial represents and warrants:

       (a) That it is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts.

       (b) That Allmerica Financial has the power and authority under the laws of the Commonwealth of Massachusetts and under its charter and by-laws to enter into and perform the Product Development and Policy Services contemplated in this Agreement.

       (c) That all requisite corporate and other acts or proceedings required to be taken to authorize the execution, delivery and performance of this Agreement have been or will be taken.

       (d) That it has and will use its best efforts to continue to have and maintain the necessary facilities to perform Policy Services in accordance with the provisions of this Agreement.

9.02 Survivability. The warranties provided for in this Article 9 shall survive termination of this Agreement.

                                   ARTICLE 10

                           INDEMNITIES AND LIABILITY

10.01 Cross Indemnity. Each party shall indemnify, defend and hold harmless the other, and the other's subsidiaries, parent and affiliates, from and against any and all claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses), arising out of the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor occurring on premises under the control of the indemnitor or its parent or one of its subsidiaries or affiliates.

10.02 Allmerica Financial Limitation of Liability: Indemnification by Canada Life. Allmerica Financial, its subsidiaries, parent, affiliates and its or their officers, directors, employees and agents (collectively "Allmerica Indemnitees") shall not be responsible for, and Canada Life shall indemnify and hold harmless Allmerica Indemnitees from and against any and all claims, demands, losses, damages, charges, costs, expenses (including reasonable attorneys' fees and expenses), judgments, awards and settlements, including any punitive, consequential, special or indirect damages (herein "Losses") arising out of or attributable to:

       (a) All actions of Allmerica Indemnitees related to Policy underwriting or the investigation, processing, denial or payment of Policy claims, including death claims, provided that:

              (i) in the case of an underwriting matter, Allmerica Financial properly utilized Canada Life's Underwriting Standards (as described in Section 2.02) in underwriting, rating or declining an applicant for insurance and, in the event of the declination of a proposed insured, which declination is not clearly a medical decline described in Canada Life's underwriting manual, that the matter was communicated to authorized Canada Life personnel who agreed with and approved the declination; and

              (ii) in the case of a Policy claim, Allmerica Financial followed Canada Life's claims investigation and processing rules and requirements and, in the event of the denial of a claim, that the matter was communicated to authorized Canada Life personnel who agreed with and approved the denial.

              Allmerica Financial will communicate appropriate details of any required communication described in (a)(i) and (ii) above in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) days from the day of the transmission, Allmerica Financial shall have the right to proceed on the basis that Canada Life is in agreement with the decision to decline the risk or deny the payment of the claim and will proceed with appropriate action.

       (b) A claim against an Allmerica Indemnitee by any third party, to the extent it arises out of or results from any act or omission of Canada Life, its employees, agents, brokers or representatives relating to the sale or servicing of any Policy.

       (c) A claim against an Allmerica Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance of an Allmerica Indemnitee on information, records or documents furnished to it by or on behalf of Canada Life.

       (d) A claim against an Allmerica Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance on, or the carrying out of by an Allmerica Indemnitee of, any instructions of authorized personnel of Canada Life.

10.03 Canada Life Limitation of Liability; Indemnification by Allmerica Financial. Canada Life, its subsidiaries, affiliates and its or their officers, directors, employees and agents (collectively "Canada Life Indemnitees") shall not be responsible for, and Allmerica Financial shall indemnify and hold harmless Canada Life Indemnitees from and against any and all Losses arising out of or attributable to:

       (a) A breach or negligent failure of Allmerica Financial to perform any of Allmerica Financial's representations, warranties, covenants or obligations set forth in this Agreement.

       (b) A claim against a Canada Life Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance of a Canada Life Indemnitee on information, records or documents furnished to it by or on behalf of Allmerica Financial.

       (c) A claim against a Canada Life Indemnitee by any third party, to the extent it arises out of or results from the reasonable reliance on, or the carrying out of by a Canada Life Indemnitee of, any instructions of authorized personnel of Allmerica Financial.

10.04 Notice and Opportunity to Defend. Promptly after receipt by any party hereto of notice of the assertion of any claim for a Loss with respect to which such party hereto expects to make a request for indemnification hereunder, such party shall give the party which may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such claim in reasonable detail. The Indemnifying Party shall have the right, at its option and at its own expense and by its own counsel, to participate in the defense of any such claim, provided that the Indemnifying Party shall have agreed in writing to indemnify the party seeking indemnification hereunder (the "Indemnified Party"). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control or to represent the Indemnified Party in the defense of any claim.

10.05 Processing Liability. Notwithstanding the provisions of Sections 10.02 and 10.03, in the event of any liability incurred by Allmerica Financial or Canada Life as a result of Policy processing errors made by Allmerica Financial, Allmerica Financial shall be liable for 50% (or the applicable Quota Share Reinsurance percentage in effect at the applicable time under the Reinsurance Agreement in effect between the parties) of such amount and Canada Life shall be liable for the remaining portion of such amount.

       For purposes of this Agreement, the term "processing errors" shall mean and include:

       (i) errors or delays relating to the processing of Policy premium payments;

       (ii) errors or delays relating to the processing of Policy fund transfer requests;

       (iii) errors or delays related to the processing of Policy changes (e.g., processing of title changes, beneficiary changes or insurance increases or decreases);

       (iv) errors or delays related to the processing of Policy surrenders, exchanges or withdrawals;

       (v)    errors or delays related to the processing of Policy loans; and

       (vi) other errors or delays related to the Policy Administration functions described in Part B of Schedule 2.01C.

10.06 Acknowledgment. Allmerica Financial and Canada Life expressly acknowledge that the limitations contained in this Article 10 represent the express agreement of the parties with respect to allocation of risks between the parties, including the level of risk to be associated with the provision of the Policy Services described herein as related to the amount of the payments to be made to Allmerica Financial for such Services, and each party fully understands and accepts such limitations.

10.07 Survivability. The indemnifications provided for in this Article 10 shall survive termination of this Agreement for any reason.

                                   ARTICLE 11

                              TERM AND TERMINATION

11.01 Term. The Product Development obligations of the parties and the Policy Services Implementation Phase shall commence upon the Effective Date of this Agreement. The Implementation Phase shall expire upon successful completion of all acceptance testing of the Computer System under Article
       8. The Operational Phase shall commence on the date the first Policy is issued and shall expire sixty (60) full calendar months from such date, unless terminated earlier or extended in accordance with the provisions of this Agreement. For example, if the first Policy is issued on July 15, 2000, the Agreement shall expire on July 31, 2005 unless earlier terminated or extended.

11.02 Extension. This Agreement shall continue in force after the initial 60-month termination date specified in Section 11.01 unless either party elects to terminate the Agreement on said initial termination date by notifying the other party in writing of its intention to do so. Such notice must be given at least twelve months prior to said initial termination date unless both parties agree to accept a later date of notification. If this Agreement is continued beyond said initial termination date, Canada Life and Allmerica Financial shall each have the right to cancel this Agreement on any date thereafter upon twelve months' written notice to the other party.

11.03 Termination for Cause. Except as otherwise provided in this Agreement, in the event either party defaults in the performance of any of that party's material duties or obligations under this Agreement, which default shall not be substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default or, with respect to those defaults which cannot reasonably be cured within (30) days, should the defaulting party fail to proceed within sixty (60) days to commence curing the default and thereafter to proceed with all due diligence to substantially cure the default, the party not in default may terminate this Agreement for cause by giving written notice to the defaulting party.

       For purposes of this Agreement, material breach shall include, but not be limited to, the following events: (i) fraud, material misrepresentation, conversion or unlawful withholding of funds by either party; (ii) the disqualification by either party to do business under any applicable state or federal law where its ability to do business is materially impaired; and (iii) any breach of confidentiality by either party or the use of confidential information by either party in a competitive manner. Circumstances described in clause (i) shall not be subject to the cure provisions described in the preceding paragraph.

       In the event this Agreement is terminated for cause, the party materially breaching the Agreement shall be liable for all damages incurred by the aggrieved party as a result of the breach. In the event either party terminates the Agreement for cause, Canada Life agrees to pay Allmerica Financial the balance of any compensation for Product Development required to be paid to Allmerica Financial under Section 1.05 and to pay compensation for Policy Services rendered, required to be paid to Allmerica Financial under Section 2.04. In the event that either party terminates this Agreement for cause, Allmerica Financial and Canada Life shall jointly develop and implement a cooperative conversion workplan under Subsection 2.01(c) of this Agreement.

11.04 Termination for Nonpayment. In the event Canada Life defaults in payment of any amount due Allmerica Financial under this Agreement and does not cure the default within thirty (30) days after written notice of the default, Allmerica Financial may terminate this Agreement for cause by giving thirty (30) days written notice to Canada Life.

11.05 Termination for Insolvency. In the event either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the continuation, extension, or readjustment of all or substantially all of its obligations, the other party may immediately terminate this Agreement for cause.

11.06 Termination in the Event of Reinsurance Recapture. In the event Canada Life exercises its right under Section 1 of the Reinsurance Agreement in effect between the parties to recapture amounts reinsured by Allmerica Financial, Allmerica Financial shall have the right to terminate this Agreement at any time after the effective of such recapture, upon at lest thirty (30) days' written notice to Canada Life. Such termination shall not be a termination for cause.

       In the event Allmerica Financial elects to terminate this Agreement pursuant to this Section 11.06, Canada Life agrees to pay Allmerica Financial the balance of any compensation for Product Development required to be paid to Allmerica Financial under Section 1.05 and to pay compensation for Policy Services rendered, required to be paid to Allmerica Financial under Section 2.04. In addition, Allmerica Financial agrees to jointly develop with Canada Life and implement a cooperative conversion workplan under Subsection 2.01(c) of this

       Agreement.

                                   ARTICLE 12

                                 MISCELLANEOUS

12.01 Binding Nature and Assignment. This Agreement shall be binding on the parties and their respective successors and assigns. Neither party may assign this Agreement without the prior written consent of the other, which shall not be unreasonably withheld.

12.02 Notices. Any notice or other instrument authorized or required by this Agreement shall be deemed given upon receipt and shall be effective only if it is in writing and delivered personally, by facsimile transmission with telephone confirmation, by registered or certified return receipt mail, postage prepaid, or by nationally recognized overnight courier service addressed as set forth below or to such other person or address as each party may from time to time designate by notice to the other party.

       IN THE CASE OF ALLMERICA FINANCIAL:

       Allmerica Financial Life Insurance and Annuity Company
       440 Lincoln Street
       Worcester, Massachusetts 01653
       Attention:  Guy R. Sullivan
                   Senior Vice President

       IN THE CASE OF CANADA LIFE:

       Canada Life Insurance Company of America
       6201 Powers Ferry Road, NW
       Atlanta, Georgia 30339
       Attention:
                  -----------------
                  --------------------

       A party may from time to time change its address or designees for notification purposes by giving the other party prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

12.03 Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties, as evidenced in writings signed by a Vice President of Allmerica Financial and Canada Life.

12.04 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.05 Certain Construction Rules; Governing Law. All Schedules attached hereto and referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein. Any matter disclosed on any Schedule referred to herein shall be deemed also to have been disclosed on any other applicable Schedule referred to herein. All Section titles or captions contained in this Agreement or in any Schedule are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Any reference to a "Section" or "Schedule" shall be deemed to refer to a Section of this Agreement or Schedule attached to this Agreement. The recitals set forth on the first page of this Agreement are incorporated into and made a part of this Agreement. Unless the context clearly indicates, words used in the singular include the plural, and words in the plural include the singular.

       This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and without regard to the conflicts of laws principles thereof.

12.06 Relationship of Parties. Canada Life understands and agrees that Allmerica Financial in furnishing services to Canada Life is acting only as an independent contractor. Unless otherwise provided in this Agreement, Allmerica Financial has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Allmerica Financial pursuant to this Agreement.

12.07 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

12.08 Force Majeure. Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part, as a result of delays caused by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond that party's reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment and such nonperformance shall not be a default or a ground for termination.

12.09 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. In addition, in the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained therein, it is the mutual agreement of the parties that such provision (or portion thereof) shall, to the extent equitable, be constructed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

12.10 Construction and Representation by Counsel. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

12.11 Media Releases. Canada Life and Allmerica Financial shall consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

12.12 Reinsurance Agreement. The parties understand and agree that certain policy expenses and mortality risks assumed under the Policies serviced under this Agreement will be reinsured by Allmerica Financial pursuant to the terms of a separate Reinsurance Agreement to be negotiated between the parties.

12.13 Agreement Relating to Additional Services. The parties understand and agree that certain investment accounting, separate account and treasury services to be provided by Allmerica Financial will be set forth in a separate agreement to be negotiated by the parties.

12.14 Waiver. No delay or omission by either party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by either of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

12.15 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements which are not fully expressed in this Agreement. No change, waiver, or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such change, waiver or discharge is sought to be enforced.

12.16 Hiring of Employees. During the term of this Agreement and for one (1) year thereafter, Canada Life and Allmerica Financial and any of their affiliates shall not, directly or indirectly, solicit for employment any person employed or working on the services provided hereunder within the preceding twelve (12) months by the other party or any affiliate of the other party without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that (i) in the event either party uses the services of a professional recruiter and provides such recruiter solely with generic job duties and job descriptions (without making any reference to the other party or the other party's affiliates) and such recruiter contacts a qualified candidate who happens to be an employee of the other party and that candidate initiates contact through the recruiter with that party, then that party may employ that employee, or (ii) in the event an employee of the other party responds to a general advertisement placed by a party, then that party may employ that employee.

12.17 Taxes. Any taxes or similar assessments charged against Allmerica Financial or charged in connection with the services provided under this Agreement shall be the responsibility of Allmerica Financial, whether such tax or assessment is imposed by the Federal government, a state, a municipality or an administrative organization thereof.

12.18 Arbitration. All disputes and differences between the parties with respect to this Agreement will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. Either party may initiate arbitration by providing written notification to the other party. Such written notice shall set forth a brief statement of the issue(s), the failure of the parties to reach agreement, and the date of the demand for arbitration.

       An arbitration panel shall be chosen consisting of three arbitrators. The arbitrators must be impartial and must be or must have been officers of life insurance companies other than the parties or their affiliates. Each party shall select an arbitrator within thirty days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten days, the arbitrator will appoint an arbitrator on its behalf. The two arbitrators shall select a third arbitrator within thirty days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, either party may ask ARIAS*US to appoint the third arbitrator. However, if ARIAS*US is unable to appoint an arbitrator who is impartial and who is or was an officer of a life insurance company other than the parties or their affiliates, then either party may ask a court to appoint the third arbitrator pursuant to the Uniform Arbitration Act or any similar statute empowering the court to appoint an arbitrator.

       The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely a legal obligation, and shall consider practical business and equitable principle as well as industry custom and practice. The panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

       The arbitration panel shall determine all arbitration schedules and procedural rules. Organizational and other meetings shall be held in Worcester, Massachusetts, unless the panel shall select another location. The panel shall decide all matters by majority vote.

       Decisions of the arbitration panel shall be final and binding on both parties. The panel may, at its discretion, award costs and expenses it deems appropriate, including but not limited to attorney's fees and interest. Judgment may be entered upon the final decision of the panel in any court of competent jurisdiction. The panel may not award exemplary or punitive damages. Unless the panel decides otherwise, each party will be separately responsible for paying all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in connection with the arbitration, and the parties shall bear equally the fees and expenses of the arbitrators and any ancillary expenses associated with a hearing (e.g., any rental fee for use of the hearing room, etc.).

12.19  Legal Proceedings and Complaints. If Allmerica Financial receives:

       (a) notice of the commencement of any legal proceeding involving any of Canada Life's customers; or

       (b) a communication from any insurance department, other administrative agency or any other person identifying a complaint by any Canada Life customer or calling a hearing involving any Canada Life practice; or

       (c)    written or oral complaints from customers of Canada Life; or

       (d) a demand or request by any court, government agency or regulatory body to examine any of the books and records of Canada Life relating to Policies or Policy Services;

       Allmerica Financial will use its best efforts to notify Canada Life within one (1) business day. Allmerica Financial will send copies of any necessary documentation to Canada Life within two (2) business days.

       Allmerica Financial and Canada Life will jointly develop a complaint handling process.

       Allmerica Financial will maintain a file containing any correspondence relating to complaints received from Canada Life customers or service providers for a period of seven (7) years from receipt of the complaint letter.

12.20 Trademarks and Tradenames. Allmerica Financial will not use Canada Life's name, trademarks, logo, or the name of any affiliate of Canada Life in any way or manner not specifically authorized in writing by Canada Life.

       Canada Life will not use Allmerica Financial's name, trademarks, logo or the name of any affiliate of Allmerica Financial in any way or manner not specifically authorized in writing by Allmerica Financial.

12.21 Advertisement. Allmerica Financial shall not advertise the existence of this Agreement or announce its existence to other insurance companies or broker-dealers without the express written consent of Canada Life.

       Notwithstanding the foregoing, Canada Life agrees that Allmerica Financial may disclose the existence of this Agreement to insurance companies or other organizations that are prospective purchasers of services similar to the product development and administrative services to be provided under this Agreement.

12.22  Continuation. Sections 1.05, 1.06, 2.01(c), 3.02, 4.01, 5.01, 12.15,
       12.16, 12.17, 12.18, 12.19, 12.20, and Articles 9 and 10 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to take effect on the effective date specified above.

CANADA LIFE INSURANCE              FIRST ALLMERICA FINANCIAL LIFE
COMPANY OF AMERICA                 INSURANCE COMPANY


By:                                By:
    ---------------------              ----------------------

Name:                              Name:
      -------------------                --------------------

Title:                             Title:
       ------------------                 -------------------

Date:                              Date:
      -------------------                --------------------

                               LIST OF SCHEDULES
                                       TO
                              PRODUCT DEVELOPMENT
                     AND ADMINISTRATIVE SERVICES AGREEMENT


              Schedule 1.01               AFLIAC Policy Forms

              Schedule 1.02 Jurisdictions Where Policy Forms Are to be Initially Submitted and
                                          Jurisdictions Where Policy Forms Are
                                          to be Submitted when Canada Life is
                                          Licensed

              Schedule 2.01A              Inventory of Services and Functions

              Schedule 2.01B              Policy Services - Project Schedule of
                                          Events

              Schedule 2.01C              Service Standards

              Schedule 3.01               Computer System Software

SCHEDULE 1.01 TO PRODUCT DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY ("ALLMERICA FINANCIAL") AND CANADA LIFE INSURANCE COMPANY OF AMERICA ("CANADA LIFE"), EFFECTIVE _______________ .

                              AFLIAC POLICY FORMS

The Canada Life Policy, Policy Application and related Policy forms contemplated by the Agreement will be substantially the same as the following Allmerica Financial Life Insurance and Annuity Company ("AFLIAC") forms:

       Name of AFLIAC Form                       AFLIAC Form Numbers
       -------------------                       -------------------

1.     Flexible Premium Variable Life                   1033-99
       Insurance Policy

2.     Policy Application Forms                         11060, VUL2001,
                                                        IAM-97

3.     Term Insurance Rider                             1103-99

4.     Other Insured Term Insurance Rider               1088-95

5.     Waiver of Payment Rider                          1086-94

6.     Guaranteed Death Benefit rider                   1099-97

SCHEDULE 1.02 TO PRODUCT DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY ("ALLMERICA FINANCIAL") AND CANADA LIFE INSURANCE COMPANY OF AMERICA ("CANADA LIFE"), EFFECTIVE ________________ .

A. JURISDICTIONS WHERE POLICY FORMS ARE TO BE INITIALLY SUBMITTED

Alabama                     Kentucky                    Oklahoma
Arkansas                    Maryland                    Oregon
Connecticut                 Minnesota                   Rhode Island
Delaware                    Mississippi                 South Carolina
District of Columbia        Missouri                    South Dakota
Florida                     Montana                     Tennessee
Hawaii                      Nebraska                    Utah
Idaho                       Nevada                      Virginia
Illinois                    New Hampshire               Washington
Indiana                     New Jersey                  Wisconsin
Iowa                        New Mexico                  Wyoming
Kansas                      North Dakota

B. JURISDICTIONS WHERE POLICY FORMS ARE TO BE SUBMITTED WHEN CANADA LIFE IS LICENSED

California                  Ohio
Georgia                     Pennsylvania
Louisiana                   Texas
Maine                       Vermont
Massachusetts               West Virginia
North Carolina              U.S. Virgin Islands

SCHEDULE 2.01A TO PRODUCT DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY ("ALLMERICA FINANCIAL") AND CANADA LIFE INSURANCE COMPANY OF AMERICA("CANADA LIFE"),
EFFECTIVE ____________ .

INVENTORY OF SERVICES AND FUNCTIONS
REGISTERED REPRESENTATIVE LICENSING/SELLING FUNCTIONS...............................Canada Life

PRODUCT MARKETING ILLUSTRATION SUPPORT FUNCTONS.....................................Canada Life

RECEIPT OF INITIAL APPLICATION FOR BUSINESS AND INITIAL PREMIUM.............Allmerica Financial

BUSINESS SUITABILITY................................................................Canada Life

UNDERWRITING REVIEW/APPROVAL................................................Allmerica Financial

PROCESS INCOMPLETES/DECLINES................................................Allmerica Financial

POLICY ISSUE................................................................Allmerica Financial

POLICY PRINTING.............................................................Allmerica Financial

POLICY MAILING..............................................................Allmerica Financial

(POLICY LEVEL) FUND ALLOCATION..............................................Allmerica Financial

INITIAL PREMIUM COLLECTION..................................................Allmerica Financial

FREE LOOK REFUNDS/NOT TAKENS................................................Allmerica Financial

COMMISSION PROCESSING/PAYMENT.......................................................Canada Life

BILLING (ANNUAL, SEMI ANNUAL, QUARTERLY)....................................Allmerica Financial

COLLECTIONS.................................................................Allmerica Financial

LOCK BOX MANAGEMENT.........................................................Allmerica Financial

MONTHLY AUTOMATIC PREMIUM...................................................Allmerica Financial

FUND TRANSFER/REALLOCATIONS.................................................Allmerica Financial

800-LINE TELEPHONE CUSTOMER SERVICES........................................Allmerica Financial

POLICY HISTORY REQUESTS.....................................................Allmerica Financial

BENEFICIARY AND OWNER CHANGES...............................................Allmerica Financial

CUSTOMER CONFIRMATIONS (FINANCIAL TRANSACTIONS).............................Allmerica Financial

POLICY CHANGES..............................................................Allmerica Financial

INVENTORY OF SERVICES AND FUNCTIONS(Continued)
-----------------------------------
ADDRESS CHANGES.............................................................Allmerica Financial

LOANS/PARTIAL WITHDRAWALS...................................................Allmerica Financial

1035 EXCHANGES..............................................................Allmerica Financial

SURRENDERS..................................................................Allmerica Financial

CONSERVATION........................................................................Canada Life

WRITTEN CORRESPONDENCE
      PRE SALE (i.e. BEFORE APPLICATION SIGNED).....................................Canada Life
      POST SALE.............................................................Allmerica Financial

DEATH AND OTHER POLICY CLAIMS
      NOTIFICATION..........................................................Allmerica Financial
      SYSTEM PROCESSING.....................................................Allmerica Financial
      INVESTIGATION/REVIEW..................................................Allmerica Financial

SETTLEMENT OPTIONS..................................................................Canada Life

ANNUAL STATEMENTS...........................................................Allmerica Financial

INSURANCE ACCOUNTING (i.e., POLICY GAAP AND STATUTORY ACCOUNTING)...........Allmerica Financial*

TAX WITHHOLDING AND INFORMATION REPORTING...................................Allmerica Financial

EXCESS REINSURANCE ADMINISTRATION...........................................Allmerica Financial



* Initially Allmerica Financial's function. This function does not include Canadian valuation (PPM) accounting The Policy GAAP accounting function will be assumed by Canada Life no later than January 1, 2002.

SCHEDULE 2.01B TO PRODUCT DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY ("ALLMERICA FINANCIAL") AND CANADA LIFE INSURANCE COMPANY OF AMERICA("CANADA LIFE"),
EFFECTIVE ____________ .



                  POLICY SERVICES - PROJECT SCHEDULE OF EVENTS
                  --------------------------------------------
DEVELOPMENT OF DETAILED BUSINESS SPECIFICATIONS.......................................................February 16, 2000

ALLMERICA FINANCIAL AND CANADA LIFE
INTERFACE SYSTEMS PROGRAMMING AND SYSTEM TESTING...................... .....Anticipated to be completed by July 1, 2000

BUSINESS ACCEPTANCE AND MODEL OFFICE TESTING................................Anticipated to be completed by July 1, 2000

IMPLEMENTATION OF OPERATIONAL PHASE.........................................Anticipated to be completed by July 1, 2000

SCHEDULE 2.01C TO PRODUCT DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY AND CANADA LIFE INSURANCE COMPANY OF AMERICA, EFFECTIVE ____________ .

                               SERVICE STANDARDS
                               -----------------

Service                                                          Standard
--------                                                         --------

A. Underwriting
   ------------

   Initial Underwriting Review....................................3 Business Days
   Final Action...................................................2 Business Days

B. Policy Administration
   ---------------------

   Premium Payments Applied.......................................98% Applied Within 1 Business Day
   Fund Transfers/Reallocations Processed.........................98% Applied Within 1 Business Day
   New Business*..................................................98% Issued Within 1 Business Day
   1035 Exchanges*................................................98% Mailed Within 3 Business Days
   Loans/Partial Withdrawals......................................98% Processed Within 2 Business Days
   Policy Changes(i.e. increases, decreases
    reinstatements)*..............................................98% Processed Within 5 Business Days
   Policy Surrenders..............................................98% Processed Within 5 Business Days
   Address Changes................................................95% Processed Within 5 Business Days
   Beneficiary and Owner Changes..................................95% Processed Within 5 Business Days

C. Customer Service
   -----------------

   Average Speed to Answer.......................................80% of calls answered within 20 Seconds
   Return Calls ...........................................................Within 3 Hours or as Promised
   Correspondence..............................Letter to Inquirer within 5 Business Days or as Promised
   Complaint Handling..................................Acknowledge within 1 Business Day, Final Response to be sent within a mutually acceptable time
                                                         frame intended to meet all state regulatory
                                                         requirements

D. Death and Other Policy Claims.............. Policy claims will be processed within mutually acceptable
   -----------------------------                 time frames intended to meet all state regulatory
                                                 requirements

*Measured from the date of Policy underwriting approval

Note: As provided in Subsection 2.01(b), Allmerica Financial reserves the right to modify the above Service Standards. Provided, however, that at no time shall the Service Standards for the Policy Services described in this Agreement be less rigorous than the service standards that are then applicable to the servicing of Allmerica Financial's own variable life insurance business

SCHEDULE 3.01 TO PRODUCT DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY AND CANADA LIFE INSURANCE COMPANY OF AMERICA, EFFECTIVE ____________ .



1. LifeCAD MP (Version 4.0) This system is the property of NaviSys and is not currently licensed to Allmerica Financial

2. Variable Product Administration System - Licensed by Douglas G. Draeseke

3. Triton Valuation System - Licensed by Price Waterhouse

4. R(2) Reinsurance System - Licensed by The Actuarial Network

5. Life Underwriting System - Licensed by Lincoln National

6. Asset Allocator - Allmerica Financial**

7. PeopleSoft General Ledger - Allmerica Financial


** Software that Allmerica Financial is developing specifically for Canada Life. Canada Life understands and agrees that the source codes for this software are proprietary to Allmerica Financial and will not be given to Canada Life under any circumstances.